UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 3)

                              United Utilities plc
--------------------------------------------------------------------------------
                                (Name of issuer)

                                 Ordinary Shares
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                    91311Q105
--------------------------------------------------------------------------------
                                 (CUSIP number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event which requires filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this schedule is filed:

                               | | Rule 13d-1(b)
                               |X| Rule 13d-1(c)
                               | | Rule 13d-1(d)

---------------------------------              ---------------------------------
CUSIP No. 91311Q105                   13G              Page 2 of 10 Pages
---------------------------------              ---------------------------------



-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Deutsche Bank A.G.
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|
                                                                       (b) |_|
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Federal Republic of Germany
---------------------------- ------ --------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
                                    2,097,701
                             ------ --------------------------------------------
BENEFICIALLY OWNED BY               SHARED VOTING POWER
                             6      50,074,482
                             ------ --------------------------------------------
EACH REPORTING                      SOLE DISPOSITIVE POWER
                             7      2,097,701
                             ------ --------------------------------------------
PERSON WITH                         SHARED DISPOSITIVE POWER
                             8      53,893,048
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         55,990,749*
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                   |_|
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         10.2%**
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         HC, BK, CO
-------- -----------------------------------------------------------------------


* Included in this figure are the securities reported by Deutsche Asset Management Group Limited and Deutsche Asset Management Limited on the following cover pages.

** Included in this percentage is the percentage of securities reported by Deutsche Asset Management Group Limited and Deutsche Asset Management Limited on the following cover pages.

---------------------------------              ---------------------------------
CUSIP No. 91311Q105                   13G              Page 3 of 10 Pages
---------------------------------              ---------------------------------



-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Deutsche Asset Management Group Limited
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
                                                              (b) |_|
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         England and Wales
------------------------------ ------- -----------------------------------------
NUMBER OF SHARES                 5     SOLE VOTING POWER
                                       0
                               ------- -----------------------------------------
BENEFICIALLY OWNED BY                  SHARED VOTING POWER
                                 6     47,474,814
                               ------ ------------------------------------------
EACH                                  SOLE DISPOSITIVE POWER
REPORTING                        7    0
                               ------ ------------------------------------------
PERSON WITH                           SHARED DISPOSITIVE POWER
                                 8    51,293,380
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         51,293,380*
-------- -----------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                 |_|
-------- -----------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         9.3%**
-------- -----------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON

         HC
-------- -----------------------------------------------------------------------


* Included in this figure are the securities reported by Deutsche Asset Management Limited on the following cover page.

** Included in this percentage is the percentage of securities reported by Deutsche Asset Management Limited on the following cover page.

---------------------------------              ---------------------------------
CUSIP No. 91311Q105                   13G              Page 4 of 10 Pages
---------------------------------              ---------------------------------



-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Deutsche Asset Management Limited
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
                                                              (b) |_|
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         United Kingdom
------------------------------ ------- -----------------------------------------
NUMBER OF SHARES                 5     SOLE VOTING POWER
                                       0
                               ------- -----------------------------------------
BENEFICIALLY OWNED BY                  SHARED VOTING POWER
                                 6     43,228,965
                               ------ ------------------------------------------
EACH                                  SOLE DISPOSITIVE POWER
REPORTING                        7    0
                               ------ ------------------------------------------
PERSON WITH                           SHARED DISPOSITIVE POWER
                                 8    46,281,493
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         46,281,493
-------- -----------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                |_|
-------- -----------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         8.4%**
-------- -----------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON

         IA
-------- -----------------------------------------------------------------------

Item 1(a).     Name of Issuer:

               United Utilities plc. (the "Issuer")

Item 1(b).     Address of Issuer's Principal Executive Offices:

               The address of the Issuer's principal executive offices is Birchwood Point Business Park, Birchwood Boulevard, Birchwood, Warrington, Cheshire England WA3 7WB.

Item 2(a).     Name of Person Filing:

               This statement is filed on behalf of Deutsche Bank AG ("DBAG"), Deutsche Asset Management Group Limited ("DAMG") and Deutsche Asset Management Limited ("DAML" and, together with DBAG and DAMG, the "Reporting Persons"). This
Schedule 13G/A is being filed pursuant to Rule 13d-2(b).

Item 2(b).     Address of Principal Business Office or, if none, Residence:

               The principal place of business of DBAG is Taunusanlage 12, D-60325, Frankfurt am Main, Federal Republic of Germany.

               The principal place of business of DAMG is One Appold Street, London EC2A 2UU, United Kingdom.

               The principal place of business of DAML is One Appold Street, London EC2A 2UU, United Kingdom.

Item 2(c).     Citizenship:

               The citizenship of each of the Reporting Persons is set forth on the applicable cover page.

Item 2(d).     Title of Class of Securities:

               The title of the securities is ordinary shares, which also includes securities held in the form of American Depository Receipts (the "Ordinary Shares").

Item 2(e).     CUSIP Number:

               The CUSIP number of the Ordinary Shares is set forth on each cover page.

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

               (a)  |_| Broker or dealer registered under section 15 of the Act;

               (b)  |_| Bank as defined in section 3(a)(6) of the Act;

               (c)  |_| Insurance  Company as defined in section 3(a)(19) of the
                        Act;

               (d)  |_| Investment  Company  registered  under section 8 of the
                        Investment Company Act of 1940;

               (e)  |_| An  investment  adviser  in  accordance  with Rule 13d-1
                        (b)(1)(ii)(E);

               (f)  |_| An  employee   benefit  plan,  or  endowment   fund  in
                        accordance with Rule 13d-1 (b)(1)(ii)(F);

               (g)  |_| A parent holding company or control person in accordance
                        with Rule 13d-1 (b)(1)(ii)(G);

               (h)  |_| A savings  association as defined in section 3(b) of the
                        Federal Deposit Insurance Act;

               (i)  |_| A church plan that is excluded  from the  definition of
                        an investment company under section 3(c)(14) of the Investment Company Act of 1940;

               (j)  |_| Group, in accordance with Rule 13d-1 (b)(1)(ii)(J).

    If this  statement is filed  pursuant to Rule 13d-1 (c), check this box. |X|

Item 4.   Ownership.

               (a)  Amount beneficially owned:

                    Each  of  the  Reporting  Persons  owns  the  amount  of the
               Ordinary Shares as set forth on the applicable cover page.

               (b)  Percent of class:

                    Each of the  Reporting  Persons owns the  percentage  of the
               Ordinary Shares as set forth on the applicable cover page.

               (c)  Number of shares as to which such person has:

                    (i)  sole power to vote or to direct the vote:

                         Each of the  Reporting  Persons  has the sole  power to
                    vote or direct the vote of the Ordinary Shares as set forth on the applicable cover page.

                    (ii) shared power to vote or to direct the vote:

                         Each of the  Reporting  Persons has the shared power to
                    vote or direct the vote of the Ordinary Shares as set forth on the applicable cover page.

                    (iii) sole power to dispose or to direct the disposition of:

                         Each of the  Reporting  Persons  has the sole  power to
                    dispose or direct the disposition of the Ordinary Shares as set forth on the applicable cover page.

                    (iv) shared  power to dispose  or to direct the  disposition of:

                         Each of the  Reporting  Persons has the shared power to
                    dispose or direct the disposition of the Ordinary Shares as set forth on the applicable cover page.

Item 5.   Ownership of Five Percent or Less of a Class.

          Not applicable.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          Investment management clients of the subsidiaries listed in Item 7 have the ultimate right to any dividends from Ordinary Shares and the proceeds from the sale of Ordinary Shares.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          The following are subsidiaries of DBAG and/or DAMG which hold Ordinary Shares included in the figures on the cover pages: Deutsche Asset Management Limited, Deutsche Asset Management (International) Limited, Deutsche Asset Management Investment Services Limited, Deutsche Investment Trust Management Limited, Nissay Deutsche Asset Management Ltd., Deutsche Bank International Ltd., DWS Investment GmbH, Deutsche Vermogensbildungsgesellschaft mbH, DWS (Austria) Investmentgesellschaft mbH, Deutsche Asset Management Investmentgesellschaft GmbH, Morgan Grenfell & Co. Ltd., Deutsche Funds Management Ltd., Deutsche Asset Management SGR SpA, and Deutsche International Trust Corporation (C.I.) Ltd.

Item 8.   Identification and Classification of Members of the Group.

          Not applicable.

Item 9.   Notice of Dissolution of Group.

          Not applicable.

Item 10.  Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 9, 2001



                                              DEUTSCHE BANK AG



                                              By: /s/ Christoph Kirschhofer
                                                 -------------------------------
                                                 Name:   Christoph Kirschhofer
                                                 Title:  Director



                                              By: /s/ Hagen Repke
                                                 -------------------------------
                                                 Name:   Hagen Repke
                                                 Title:  Vice President

                                                                      EXHIBIT 1

               Consent of Deutsche Asset Management Group Limited


          The undersigned agrees that the Schedule 13G/A executed by Deutsche Bank AG to which this statement is attached as an exhibit is filed on behalf of Deutsche Bank AG and Deutsche Asset Management Group Limited and Deutsche Asset Management Limited pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934.

Dated:  February 12, 2001



                                       DEUTSCHE ASSET MANAGEMENT GROUP LIMITED



                                       By:  /s/ William Slattery
                                          --------------------------------------
                                          Name:   William Slattery
                                          Title:  Head of Business Risk

                                                                      EXHIBIT 2


                  Consent of Deutsche Asset Management Limited


          The undersigned agrees that the Schedule 13G/A executed by Deutsche Bank AG to which this statement is attached as an exhibit is filed on behalf of Deutsche Bank AG and Deutsche Asset Management Group Limited and Deutsche Asset Management Limited pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934.

Dated:  February 12, 2001



                                            DEUTSCHE ASSET MANAGEMENT LIMITED



                                            By:  /s/ William Slattery
                                               ---------------------------------
                                               Name:   William Slattery
                                               Title:  Head of Business Risk